EXHIBIT 99.8
News Release
Homestake Mining Company
650 California Street
San Francisco, CA 94108

Stephen A. Orr
Vice President Investor Relations
415-983-8169




     HOMESTAKE MINING COMPANY COMPLETES ACQUISITION OF PRIME RESOURCES GROUP


         San Francisco,  CA - DECEMBER 3, 1998 - Homestake Mining Company (NYSE:
HM) announced today it has completed the acquisition of the 49.4% of Prime Resources Group Inc. (TSE, VSE, AMEX: PRU) it does not already own.

         As a result of this transaction, Homestake owns 100% of Prime Resources through Homestake's wholly owned subsidiary, Homestake Canada Inc. The company will issue approximately 27.8 million shares valued at $300 million to complete the purchase.

       Homestake Mining Company is an international gold mining company with operations and exploration activities in the United States, Canada, Australia and Chile. Homestake also has active exploration programs in Latin America and Eastern Europe. Homestake began gold mining operations over 120 years ago, and is the oldest listed company on the New York Stock exchange still in its original business. It has received numerous industry environmental and safety awards for its responsible environmental health and safety stewardships.